Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Actuant Corporation

We consent to the incorporation by reference into this Registration Statement on Form S-8, of our report dated February 11, 2011 with respect to the Statements of Net Assets Available for Benefits of The Actuant Corporation 401(k) Plan as of August 31, 2010 and 2009, the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the Supplemental Schedule of Assets (held at end of year) as of August 31, 2010.

/s/ WIPFLI LLP

Milwaukee, Wisconsin

January 13, 2012